                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM  8-K


                                 CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  December 12, 2000
                                                  -----------------


                      Interep National Radio Sales, Inc.
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              (Exact Name of Registrant as Specified in Charter)


          New York                  333-60575                13-1865151
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(State or other jurisdiction       (Commission             (IRS Employer
      of incorporation)            File Number)        (Identification No.)

  100 Park Avenue, New York, New York                              10017
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   (Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code    (212) 916-0700
                                                      --------------


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        (Former name or former address, if changed since last report.)
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Item 5.   Other Events.

          On December 12, 2000, the Registrant entered into an agreement to purchase the New York City subways advertising business of Transportation Displays Incorporated ("TDI"), a division of Infinity Broadcasting Corporation, which is largely owned by Viacom Inc. TDI was awarded the exclusive license to sell New York City subway car and station advertising by the New York City Transit Authority ("NYCTA") in December, 1999, and the license extends through 2005.

          In particular, among other things, the Registrant is purchasing the rights and benefits that accrue to TDI from the license agreement between NYCTA, the Staten Island Rapid Transit Operating Authority and TDI and also the advertising contracts of TDI relating to the license agreement.

          Completion of the transaction is subject to the satisfaction of certain conditions, including the Registrant's completion of due diligence to its satisfaction, the Registrant's obtaining requisite financing for the transaction on terms consistent with the provisions of the indenture governing the Registrant's 10% Senior Subordinated Notes due in 2008, and regulatory approvals. The purchase price to be paid by the Registrant in cash on closing of the transaction is $35 million.

Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

          The following document is filed as an exhibit to this Current Report:

     10. Acquisition Agreement, dated as of December 12, 2000, between the Registrant and TDI. (Schedules are not included. Copies will be furnished supplementally to the Securities and Exchange Commission on request).


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                                  Signatures


          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      INTEREP NATIONAL RADIO SALES, INC.
                                      (Registrant)


Date: December 27, 2000               By   /s/ William J. McEntee, Jr.
                                        -------------------------------------
                                               William J. McEntee, Jr.
                                               Vice President and
                                               Chief Financial Officer


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